                                                                    EXHIBIT 21.1

                           SUBSIDIARIES OF REGISTRANT

The following are wholly owned subsidiaries of Scient, Inc., unless otherwise noted:

         COMPANY                                               JURISDICTION OF INCORPORATION
         -------                                               -----------------------------
iXL Enterprises, Inc.                                          Delaware
Scient Enterprises, Inc.                                       Delaware
Scient UK Limited(1)                                           United Kingdom
Scient International Pte LTD(2)                                United Kingdom

(1)      Scient UK Limited is wholly owned by iXL Enterprises, Inc.
(2)      Scient International Pte LTD is wholly owned by Scient Enterprises,
         Inc.